UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2011
CARVER BANCORP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-13007	13-3904174

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 West 125th Street New York, NY	10027-4512

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 360-8820
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 7, 2011, Carver Bancorp, Inc. (the “Company) and its wholly-owned subsidiary, Carver Federal Savings Bank (the “Bank”) consented to the Office of Thrift Supervision (“OTS”) issuing an Order to Cease and Desist against the Company (the “Company Order”) and against the Bank (the “Bank Order”)(together the “Orders”)
The Company Order requires, among other things, the Company to notify and receive the OTS’ written permission prior to (i) declaring, making or paying any dividends or other capital distributions, or repurchasing or redeeming any capital stock; (ii) incurring, issuing, renewing, repurchasing or rolling over any debt, increasing any current lines of credit or guaranteeing the debt of any entity; (iii) making certain changes to its directors or senior executive officers; (v) entering into, renewing, extending or revising any contractual arrangement related to compensation or benefits with any of its directors or senior executive officers; and (vi) making any golden parachute payments or prohibited indemnification payments.
The Bank Order requires, among other things, the Bank (i) attain by April 30, 2011, and maintain, a Tier 1 Core Capital Ratio equal to or greater than nine percent (9%) and a Total Risk-Based Capital Ratio equal to or greater than thirteen percent (13%); (ii) revise and adhere to a written plan to identify, monitor and control risk associated with concentrations of assets; (iii) adhere to a detailed written plan with specific strategies, targets and timeframes to reduce the Bank’s level of problem assets, which shall include all criticized and classified assets; and (iv) ensure that the Bank’s financial reports and statements are timely and accurately prepared and filed. The Bank Order also provides that, unless the Bank first receives prior OTS written non-objection, the Bank may not (i) originate or purchase, refinance, extend or otherwise modify any commercial real estate loan as defined in the Order (“CRE Loan”), unless the refinance, modification or extension meets certain criteria, including improving the credit quality and collectability of the loan; (ii) increase its asset size in any quarter greater than an amount equal to the net interest credited on deposit liabilities during the prior quarter; (iii) declare or pay dividends or make any capital distributions; (iv) make certain changes to its directors or senior executive officers; (v) enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any of its directors or senior executive officers; (vi) make any golden parachute or prohibited indemnification payments; (vii) enter into certain transactions with affiliates; and (xiii) enter into any arrangement or contract with a third party service provider that is significant or outside the normal course of business. Finally, without prior Federal Deposit Insurance Corporation Approval, the Bank may not roll over or renew any brokered deposit or accept any new brokered deposits.
The foregoing description of the Orders is qualified in its entirety by reference to the Orders issued to the Company and the Bank, which are attached hereto as Exhibits 10.1 and 10.3, respectively, and are incorporated by reference into this Item 1.01.
On February 10, 2011, the Company announced that it has suspended dividend payments on the Company’s fixed-rate cumulative perpetual preferred stock issued under the Troubled Asset Relief Program, Capital Purchase Program to the United States Department of Treasury and has deferred interest payments on the floating rate junior subordinated deferrable interest debentures due 2033, known as Carver Statutory Trust I debentures. Interest payments may be deferred up to twenty consecutive quarterly periods. During the suspension period interest will continue to accrue.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Order to Cease and Desist with the Company dated February 7, 2011
10.2	Stipulation and Consent to Issuance of Order to Cease and Desist with the Company dated February 7, 2011
10.3	Order to Cease and Desist with the Bank dated February 7, 2011
10.4	Stipulation and Consent to Issuance of Order to Cease and Desist with the Bank dated February 7, 2011
99.1	Press Release
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
DATE: February 10, 2011

BY:	/s/ Mark A. Ricca
Mark A. Ricca
Executive Vice President, Chief Risk
Officer and General Counsel